UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 5, 2015

KBR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

601 Jefferson Street
Suite 3400
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 753-3011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                  Amendment of Severance and Change in Control Agreements

On August 5, 2015, the Board of Directors of KBR, Inc. (“KBR”) approved amending the severance and change in control agreements entered into with certain KBR officers (including the Chief Executive Officer, the Chief Financial Officer and all of KBR’s other named executive officers) with respect to the payment each such officer would receive in relation to the long-term cash performance awards granted to such officer in 2015 and later if, on or within two years after a change in control of KBR occurs, such officer’s employment is terminated by KBR without cause or by such officer for good reason (a “double-trigger change in control termination”).  Prior to amendment, the severance and change in control agreements provide that, upon a double-trigger change in control termination, such awards will be prorated to the date of termination and paid based on actual performance at the end of the applicable performance period.  As amended, the severance and change in control agreements will provide that, upon a double-trigger change in control termination, such awards will be fully vested, valued based on target-level performance for the applicable performance period, and paid as soon as administratively feasible following such termination.  This amendment reflects the most prevalent practice of KBR’s industry peers and addresses the difficulty of valuing KBR’s long-term cash performance awards prior to the end of the performance period due to the new job income sold performance metric.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date: August 11, 2015	By: /s/ Adam M. Kramer
Name: Adam M. Kramer
Title: Assistant Corporate Secretary and Senior Counsel